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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VIST FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIST Financial PO Box 6219 Wyomissing, PA 19610

November 24, 2008
Dear Fellow Shareholders,

        On October 14, 2008 the United States Treasury Department announced a voluntary Capital Purchase Program to encourage financial institutions to build capital to increase the flow of financing to businesses and consumers in support of the U.S. economy.

        Although VIST Financial is currently well-capitalized, the capital-raising opportunity presented by the federal government to eligible financial institutions will give us a low-cost option for generating capital. Quite frankly, with the disruption in our market that is sure to occur because of larger bank mergers and acquisitions, we believe the additional capital can be used to fund future growth opportunities, to support our current operations, and to assist us in bringing businesses and consumers back to community banking.

        In order for us to participate in the federal government program it is necessary for VIST Financial to have a class of preferred stock authorized in its articles of incorporation. This is what we are asking you to vote in favor of today.

        Please read over the enclosed proxy information and take the time to vote your shares. If we can answer any additional questions for you after reading the enclosed information please feel free to contact us.

Sincerely,

Alfred J. Weber Chairman	Robert D. Davis President & Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 17, 2008

TO THE SHAREHOLDERS OF VIST FINANCIAL CORP.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of VIST Financial Corp., a Pennsylvania corporation ("VIST"), will be held at 9:00 A.M. (Eastern Time) on Wednesday, December 17, 2008, at The Inn at Reading, 1040 N. Park Road, Wyomissing, Pennsylvania, 19610, for the following purposes:

  1.
  To consider and vote upon the proposal to amend VIST's articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock; and

  2.
  To grant management the authority to adjourn, postpone or continue the Special Meeting; and

  3.
  To transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

        In accordance with VIST's bylaws and an action of the Board of Directors, only those shareholders of record at the close of business on Friday, November 7, 2008, will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

        The Board of Directors recommends that shareholders vote "FOR" the proposal to amend the VIST's articles of incorporation to authorize preferred stock, and "FOR" the proposal to grant management the authority to adjourn, postpone or continue the Special Meeting.

        Your vote is important regardless of the number of shares that you own. To ensure that your vote is recorded promptly, please vote as soon as possible. If you are shareholder of record, please submit your vote either by mail, via the Internet, or by person at the meeting. Giving your proxy by mail or via the Internet does not affect your right to vote in person if you attend the Special Meeting. If your shares are held in "street name," that is held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

Jenette L. Eck, Secretary

November 24, 2008

 PROXY STATEMENT

Dated and to be mailed November 24, 2008

VIST FINANCIAL CORP.
1240 Broadcasting Road
Wyomissing, Pennsylvania 19610
(610) 208-0966

GENERAL

        This statement is furnished by the Board of Directors of VIST Financial Corp., a Pennsylvania corporation ("VIST"), for a special meeting of shareholders to be held at 9:00 A.M. (Eastern Time) on Wednesday, December 17, 2008, at The Inn at Reading, 1040 N. Park Road, Wyomissing, Pennsylvania, 19610, and at any adjournments thereof. The purpose of the Special Meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Shareholders. It is expected that the Notice of Special Meeting, Proxy Statement and form of proxy will first be mailed to shareholders as of the Record Date on or about November 24, 2008.

        If your shares are held in "street name," that is held for your account by a broker or other nominee, you will receive a proxy card from your broker seeking instructions as to how your shares should be voted.

        The close of business on Friday, November 7, 2008 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. On the Record Date, VIST had 5,696,646 shares of common stock issued and outstanding, each of which is entitled to one vote at the Special Meeting.

 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.
Why is VIST holding a Special Meeting?

A.
On October 14, 2008, the U.S. government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions, and enhance market liquidity. According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to, among other things, foster new lending. As part of this overall initiative, the U.S. Department of Treasury announced a voluntary Capital Purchase Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and support the U.S. economy. Under Treasury's Capital Purchase Program, eligible financial institutions, such as VIST, will be able to sell equity interests in the form of preferred stock to the U.S. Treasury on attractive financial terms in amounts equal to one percent to three percent of the institution's risk-weighted assets. The preferred stock will constitute Tier 1 capital for the eligible institution. Although VIST is presently well-capitalized, management believes it is advisable to take advantage of the opportunities offered by the Treasury Capital Purchase Program. Because VIST does not presently have preferred stock authorized in its charter, it is necessary for VIST to amend its articles of incorporation to add preferred stock. For additional information, see: "Proposal No. 1—Amendment to Articles of Incorporation to Authorize 1,000,000 Shares of Preferred Stock."

Q.
What am I voting on?

A.
You are voting:

•
To approve an amendment to our articles of incorporation authorizing the issuance of up to 1,000,000 shares of preferred stock; and

•
To grant management the authority to adjourn, postpone or continue the Special Meeting.

Q.
How does the Board of Directors recommend that I vote my shares?

A.
The Board of Directors recommends that you vote your shares:

•
"FOR" ratification of the amendment to VIST's articles of incorporation authorizing the issuance of up to 1,000,000 shares of preferred stock; and

•
"FOR" granting management the authority to adjourn, postpone or continue the Special Meeting.

Q.
If VIST participates in Treasury's Capital Purchase Program, how will it use any proceeds received from an investment in VIST by Treasury?

A.
In the event that shareholders approve the amendment to VIST's articles of incorporation and Treasury approves VIST's application to participate in the Capital Purchase Program at the maximum permitted investment level (3% of an institution's risk-weighted assets), VIST would receive approximately $25.0 million in gross proceeds. VIST expects to use such proceeds to support growth in both its core banking and fee-based businesses. With respect to the core banking business, VIST expects to use the proceeds primarily to support loan growth in VIST's market area consistent with VIST's commercial client-centered business strategy. Proceeds may also be used to support ongoing strategic acquisitions, with particular emphasis on VIST's insurance brokerage and wealth management lines of business.

Q.
If VIST participates in Treasury's Capital Purchase Program, how will my rights as a holder of common stock be affected?

A.
In the event that shareholders approve the amendment to VIST's articles of incorporation and Treasury approves VIST's application to participate in the Capital Purchase Program, Treasury would purchase approximately 25,000 shares of a new class of preferred stock. The preferred stock issued to Treasury would not be entitled to voting rights except in limited circumstances on matters which may adversely affect the preferred stock. For a period of three years after an investment by Treasury (unless the preferred stock has been redeemed or transferred prior to that time), VIST would not be permitted, without the consent of Treasury, to repurchase any shares of common stock or increase the quarterly dividend rate on the common stock above the amount of the last quarterly dividend declared or announced prior to October 14, 2008 ($0.20 per share). In addition, the preferred shares issued to Treasury would be entitled to a fixed liquidation preference of $1,000 per share. This means that in the event that VIST were to voluntarily or involuntarily liquidate, dissolve or wind up its affairs, Treasury would receive its per share liquidation preference (between approximately $8.5 million and $25.0 million depending upon the amount of the investment by Treasury), plus any accrued and unpaid dividends on the preferred stock, out of assets available for distribution to shareholders before any distribution is made to holders of common stock. Finally, if dividends on the preferred stock are not paid for six quarterly dividend periods, Treasury would have the right to elect two directors to serve until all dividends have been paid for all dividend periods. For additional information, see: "Proposal No. 1—Amendment to Articles of Incorporation to Authorized 1,000,000 shares of Preferred Stock—Certain Effects of Preferred Stock Issuance Upon Holders of Common Stock."

Q.
Who is entitled to vote?

A.
Shareholders of record as of the close of business on the Record Date.

Q.
How many votes do I have?

A.
Each share of common stock held by you as of the Record Date entitles you to one vote.

Q.
How do I vote?

A.
You may vote by completing and returning the enclosed proxy card or by voting in person at the meeting. In addition, you may be able to vote via the Internet, as described below.

  Voting by Proxy.    You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on Proposal No. 1 or both Proposal No. 1 and No. 2, your proxy will be voted in favor of that proposal. However, no proxy that is specifically marked AGAINST the proposal to amend the articles of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

        ON YOUR PROXY CARD:

    •
    Mark your selections;

    •
    Date and sign your name exactly as it appears on your card; and

    •
    Mail to American Stock Transfer & Trust Company, Shareholder Services, in the enclosed return envelope.

  Voting by Internet.    If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

  Voting in person.    If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting.

Q.
Can I revoke my proxy and change my vote after I have returned my proxy card?

A.
You may revoke your proxy at any time before it is exercised by either:

•
Submitting to the Secretary a written notice of revocation or a subsequently executed proxy card; or

•
Attending the meeting and voting in person.

Q.
What does it mean if I get more than one proxy card?

A.
Your shares are probably registered differently or are in more than one account. Sign and return all proxy cards to ensure that all shares are voted. If you would like to inquire about having all of your accounts registered in the same name and address, please contact American Stock Transfer & Trust Company, Shareholder Services, 800.937.5449.

Q.
What constitutes a quorum for a Special Meeting?

A.
As of the Record Date, 5,696,646 shares of VIST common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and "broker non-votes" are also included for purposes of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

Q.
Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the meeting?

A.
The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve the matter to be considered at the meeting. Under Pennsylvania law, abstentions and broker non-votes are not considered votes cast and, accordingly, will not affect the outcome of any of the matters being voted on at the meeting.

Q.
Who will count the vote?

A.
A representative of American Stock Transfer & Trust Company, VIST's transfer agent, will tabulate the votes and act as the inspector of the election.

Q.
Is my vote confidential?

A.
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed either within VIST or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to management.

Q.
Who will bear the cost of soliciting votes for the Special Meeting?

A.
VIST will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by VIST's directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. VIST has retained the services of Laurel Hill Advisory Group, LLC to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries, and to tabulate votes at the meeting. VIST estimates that it will pay a fee of $6,500 plus reasonable out-of-pocket expenses and costs for these services. In addition, VIST may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q.
What happens if additional proposals are presented at the Special Meeting?

A.
Other than the two proposals described in this proxy statement, VIST does not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the person named as proxy holder, Jenette Eck, Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

 PROPOSAL NO. 1
AMENDMENT TO ARTICLES OF INCORPORATION
TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

        Our articles of incorporation, as currently in effect, provides that we are authorized to issue up to 20,000,000 shares of capital stock, par value $5.00 per share. At September 30, 2008, we had issued and outstanding 5,696,646 shares of common stock.

        On October 21, 2008, our Board of Directors authorized an amendment to ARTICLE FIFTH of the articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock (the "Preferred Stock Amendment") and has recommended that VIST's shareholders approve the Preferred Stock Amendment. Shareholders are being asked to approve at the Special Meeting such amendment to the articles of incorporation.

Purpose and Background

        Our articles of incorporation do not presently authorize the issuance of shares other than common stock. Our Board of Directors has unanimously approved a resolution amending the articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, commonly referred to as "blank check" preferred because the Board of Directors has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board of Directors from time to time.

        The Board's primary objective in establishing a class of "blank check" preferred stock is to provide maximum flexibility with respect to future financing transactions, including being able to participate in the Capital Purchase Program recently established by the Treasury. Under this program, the capital purchase eligible for purchase by the Treasury is cumulative perpetual preferred stock, with a liquidation preference of at least $1,000 per share. If we receive preliminary approval to participate in this program from the Treasury, we would only have 30 days from the date of notification to complete the investment.

        Also, "blank check" preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.

        We presently lack the authority to issue preferred stock and, accordingly, may not be eligible to participate in the Treasury's Capital Purchase Program. As a result, we would continue to be limited to issuing common stock or debt securities to raise capital. By authorizing a class of "blank check" preferred stock, we would increase our flexibility in structuring transactions.

        If the articles of incorporation are amended to authorize the issuance of "blank check" preferred stock, the Board would have discretion to establish series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series. This includes the issuance of cumulative perpetual preferred stock to the Treasury if we are approved to participate in the Treasury's Capital Purchase Program.

        VIST has no present agreement to issue any "blank check" preferred stock and, other than the preferred stock contemplated under the Treasury's Capital Purchase Program, has no present intention to do so.

Senior Cumulative Preferred Stock Under the Treasury Program

        If VIST is approved to participate in the Treasury's Capital Purchase Program, the Treasury would purchase from VIST cumulative perpetual preferred stock, with a liquidation preference of at least $1,000 per share. These shares would be senior to our common stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum (the "Senior Preferred Shares"). Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.

        Under the Capital Purchase Program, the Senior Preferred Shares would be non-voting shares, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred shareholders would have the right to elect two directors. The right to elect directors would then cease when dividends have been paid in full for four consecutive dividend periods. The Senior Preferred Shares are not convertible into shares of VIST common stock.

        The redemption or repurchase of the Senior Preferred Shares by VIST would be subject to the provisions of the Capital Purchase Program. As long as the Senior Preferred Shares were outstanding, VIST would not be able to declare or pay dividends on any common stock shares or any preferred shares ranking pari passu with the Senior Preferred Shares, unless all dividends on the Senior Preferred Shares have been paid in full. Furthermore, unless the Senior Preferred Shares are transferred or redeemed, until the third anniversary of the Treasury's investment, any increase in the common stock dividends would be prohibited without the prior approval of the Treasury.

        Under the Treasury's Capital Purchase Program, eligible institutions can generally apply to issue preferred stock to the Treasury in aggregate amounts between 1% and 3% of the institution's risk-weighted assets. In the case of VIST, this would permit VIST to receive an investment by the Treasury between approximately $8.5 million and $25.0 million. If shareholders approve the proposal to amend the articles of incorporation under this Proposal No. 1 and the Treasury approves VIST's application, VIST would issue between approximately 8,500 and 25,000 Senior Preferred Shares to Treasury. Under the Capital Purchase Program, any Senior Preferred Shares issued to Treasury would constitute Tier 1 capital for bank regulatory purposes.

        VIST expects to use proceeds from Treasury's investment to support growth in both its core banking and fee-based businesses. With respect to the core banking business, VIST expects to use the proceeds primarily to support loan growth in VIST's market area consistent with VIST's commercial client-centered business strategy. Proceeds may also be used to support ongoing strategic acquisitions, with particular emphasis on VIST's insurance brokerage and wealth management lines of business.

        If VIST participates in the Treasury's Capital Purchase Program, VIST must adopt the Treasury Department's standards for executive compensation and corporate governance, for the period during which Treasury holds any equity issued under the Program. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. Participating institutions must meet certain standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as "golden parachute" payments, above specified amounts; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. VIST intends to modify any contracts or plans to which any of the covered executive officers are parties or participants to the extent necessary to comply with the

Treasury's standards for executive compensation. The covered executive officers have indicated their willingness to enter into such modifications.

        VIST will be required to file, at its expense, a shelf registration statement covering the Senior Preferred Shares as promptly as practicable after the date of issue and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. VIST will also grant to the Treasury piggyback registration rights for the Senior Preferred Shares and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Shares including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Shares on a national securities exchange. If requested by the Treasury, VIST will appoint a depositary to hold the Senior Preferred Shares and issue depositary shares.

        Institutions participating in the Treasury's Capital Purchase Program must also issue stock purchase warrants to Treasury, for no additional consideration, to purchase a number of shares of common stock having a market price equal to 15% of aggregate amount of the preferred stock investment, subject to reduction as described below. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be determined by reference to the market price of the common stock on the date of the investment by Treasury in the preferred stock (calculated on a 20-day trailing average), subject to customary anti-dilution adjustments. The warrants will have a ten year term and be immediately transferable. The Treasury may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which VIST has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more cash sales of VIST's common stock or other qualifying equity securities and (ii) December 31, 2009. If VIST receives aggregate cash proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more offerings of its common stock or other qualifying equity securities on or prior to December 31, 2009, the number of shares of its common stock issuable pursuant to Treasury's exercise of its warrants will be reduced by one half of the original number of shares, taking into account all adjustments, underlying such warrants. VIST will be required to file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of issue and, if necessary, must take all action required to cause such shelf registration statement to be declared effective as soon as possible. VIST will also be required to grant to the Treasury piggyback registration rights for the warrants and the common stock underlying the warrants and take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. VIST will also apply for the listing of the common stock underlying the warrants on any national exchange on which its common stock is traded and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

        Treasury has agreed not to exercise any voting rights with respect to shares of common stock issued to it upon the exercise of the warrants.

        Although VIST has no reason to believe that its application to participate would not be approved, there can be no assurance that Treasury will accept the application submitted by VIST or that the application will be approved on the terms described. Although VIST has no present intention to issue any shares of preferred stock other than the Senior Preferred Shares, it may or may not also decide to issue preferred stock whether or not VIST participates in Treasury's Capital Purchase Program. Accordingly, there can be no assurances that any preferred stock will ever be issued by VIST and, if any is, what its terms will be.

        VIST is well capitalized under applicable bank regulatory guidelines at September 30, 2008 and management believes that existing sources of liquidity are presently adequate. Accordingly, denial by Treasury of VIST's application will not have any material adverse effect on VIST's liquidity, capital resources or results of operations at the present time. VIST may, however, seek additional capital at some point in the future to support its operations and continued growth. If VIST seeks additional capital after a denial of its application to participate in the Capital Purchase Program, such other sources of capital may be at a higher overall cost or contain other terms or features not as favorable as those applicable under the Capital Purchase Program.

Certain Effects of Preferred Stock Issuance Upon Holders of Common Stock

        If the articles of incorporation are amended to authorize the issuance of preferred stock, the board of directors will have the authority to establish series of preferred stock and the rights and privileges of each series so established, including establishing the number of shares constituting a series, dividend rights (including preferential rights to dividends), voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution (including preferential rights to payments in the event of dissolution or liquidation).

        With respect to the Treasury's Capital Purchase Program, the Senior Preferred Shares and related equity interests issuable to Treasury would have the following significant effects on holders of common stock:

         Restrictions on Common Stock Dividends.    So long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on shares of common stock unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid. In addition, for a period of three years from the date of the investment by Treasury (unless the Senior Preferred Shares have been redeemed prior to that time or Treasury has transferred all of the Senior Preferred Shares to a third party prior to that time), Treasury's consent would be required for any increase in the quarterly dividend from the last quarterly dividend declared or announced prior to October 14, 2008 ($0.20 per share).

         Restrictions on Common Stock Repurchases.    Subject to certain exceptions, until the third anniversary date of the investment by Treasury in the Senior Preferred Shares (unless the Senior Preferred Shares have been redeemed prior to that time or Treasury has transferred all of the Senior Preferred Shares to a third party prior to that time), VIST may not redeem any shares of common stock, other capital stock, trust preferred securities or equity securities other than the Senior Preferred Shares unless VIST obtains the consent of Treasury.

         Liquidation Preference of Senior Preferred Shares.    Under the Treasury's Capital Purchase Program, the Senior Preferred Shares would have a liquidation preference of $1,000 per share. This means that, in the event that VIST were to voluntarily or involuntarily liquidate, dissolve or wind up its affairs, Treasury would receive a fixed liquidation preference of $1,000 per share (between approximately $8.5 million and $25.0 million depending upon the amount of the investment by Treasury), plus any accrued and unpaid dividends, out of any assets available for distribution to shareholders before any distribution is made to holders of common stock or to any other shares ranking junior as to distributions to the Senior Preferred Shares.

         Voting Rights.    The Senior Preferred Shares will not have voting rights, except for class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares, (ii) any amendment that adversely affects the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. In addition, if dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shareholders will have the right to elect two directors. The right to elect two directors in the event of dividend non-payment will end when full dividends have been paid for all dividend periods. Under the Treasury Capital Purchase Program, Treasury would agree not to exercise voting power with respect to any shares of common stock issued to it upon exercise of the warrants.

         Potential Dilution.    Because the preferential liquidation amount of the Senior Preferred Shares will equal its gross purchase price, the issuance of the Senior Preferred Shares will not change the net tangible book value per share of VIST common stock, pro rating the proceeds of the investment by Treasury between the Senior Preferred Shares and VIST common stock on the basis of their relative net tangible book value per share. The net tangible book value per share of VIST common stock is determined by dividing its net tangible book value, which is total tangible assets less total liabilities, by the number of outstanding shares of common stock. Because the Senior Preferred Share's claim on earnings is limited to a fixed amount, the net tangible book value per share of common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether or not earnings exceed the amount required to pay dividends due on the Senior Preferred Shares. As noted above, VIST will not be able to pay dividends on its common stock unless it has paid all dividends due on the Senior Preferred Shares.

        If VIST issues Senior Preferred Shares to Treasury, it will also have to issue to Treasury stock purchase warrants to purchase shares of common stock having an initial exercise price equal to the average closing price of VIST common stock for the 20 trading days ending on the last trading day prior to the date on which VIST's application for participation in the Capital Purchase Program is approved by Treasury. The warrants will expire the earlier of when they are exercised or ten years from the date of issue. If the warrants are exercised at anytime when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.

Pro Forma Financial Information regarding Impact of the TARP Capital Purchase Program

        The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

  •
  The issuance of approximately $8.5 million (minimum estimated proceeds) or $25.0 million (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

  •
  The issuance of warrants to purchase 125,000 shares of VIST common stock (minimum estimated warrants to be issued) or warrants to purchase 367,000 shares of VIST common stock (maximum estimated warrants to be issued) assuming a purchase price of $10.21 per share (trailing 20-day VIST average share price as of November 14, 2008).

  •
  The proceeds from the TARP Capital Purchase Program are used to purchase securities consisting of federal agency mortgage-backed securities.

        We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the Capital Purchase Program and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the price of VIST's common stock, and the discount rate used to determine the fair value of the preferred stock.

        The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

        The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the Capital Purchase Program has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

        We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our articles of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other reports filed with the SEC. See "Where You Can Find More Information" below.

VIST Financial Corp.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
	Historical	As Adjusted Minimum(1)		As Adjusted Maximum(2)
	(unaudited)
Balance Sheet:
Total assets(3)	$1,181,608	$1,190,108		$1,206,608
Total liabilities	$1,084,062	$1,084,062		$1,084,062
Shareholders' Equity
Preferred stock	$—	$7,702	(4)	$22,652	(4)
Common stock	$28,825	$29,623	(4)	$31,173	(4)
Surplus	$64,276	$64,276		$64,276
Retained earnings	$13,181	$13,181		$13,181
Accumulated other comprehensive loss	$(7,251)	$(7,251)		$(7,251)
Treasury stock	$(1,485)	$(1,485)		$(1,485)

Total shareholders' equity	$97,546	$106,046		$122,546

	September 30, 2008
	Historical	As Adjusted Minimum(1)	As Adjusted Maximum(2)
	(unaudited)
Capital Ratios:
Total risk-weighted capital to risk-weighted assets ratio	10.68%	11.66%	13.55%
Tier 1 capital ratio	9.73%	10.71%	12.61%
Leverage ratio	7.15%	7.83%	9.12%
Tangible equity to tangible assets ratio	4.65%	4.92%	6.70%
Regulatory Capital:
Risk Weighted Assets	$846,191	$847,891	$851,191
Average Total Assets	$1,151,988	$1,160,488	$1,176,988
Tier 1 Capital	$82,322	$90,822	$107,322
Total Risk Based Capital	$90,331	$98,831	$115,331

(1)
Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock (approximately $8.5 million).

(2)
Pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock (approximately $25.0 million).

(3)
Assumes that proceeds are used to purchase securities consisting of federal agency mortgage-backed securities yielding 5.00% based on market prices as of November 14, 2008.

(4)
The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding VIST's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).

 VIST Financial Corp.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds
(approximately $8.5 million)/Warrants (for 125,000 shares)
(In thousands, except per share data)

	Historical 12 Months Ended 12/31/2007	Adjustments		Pro forma 12 Months Ended 12/31/2007
	(unaudited)
Net Interest Income	$33,569	$425	(1)	$33,994
Provision for losses on loans	998			998

Net interest income after provision for losses on loans	32,571	425		32,996

Non-interest income	17,519			17,519
Non-interest expense	40,874			40,874

Income before taxes	9,216	425		9,641
Income tax expense	1,746	144	(2)	1,890

Income	$7,470	$281		$7,751
Less: Preferred dividends	—	563	(3)	563

Income available to common stockholders	$7,470	$(282)		$7,188
Basic earnings per share available to common stockholders	$1.32	$(0.05)		$1.27
Diluted earnings per share available to common stockholders	$1.31	$(0.06)		$1.25
Weighted average shares outstanding
Basic	5,672			5,672
Diluted	5,696	59	(4)	5,755

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are initially used to purchase securities consisting of federal agency mortgage-backed securities yielding 5.00% based on market prices as of November 14, 2008. The actual impact to net interest income would be different as VIST expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business, growth in its fee-based businesses and to fund potential ongoing strategic acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate ($425,000) as well as accretion on discount on preferred stock upon issuance ($138,000). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding VIST's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled "Additional Terms of the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 125,000 shares of VIST common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $10.21 (based on the trailing 20 day VIST average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $10.21 was compared to VIST's quarterly average stock price during 2007 ($19.40).

VIST Financial Corp.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds
(approximately $25.0 million)/Warrants (for 367,000 shares)
(In thousands, except per share data)

	Historical 12 Months Ended 12/31/2007	Adjustments		Pro forma 12 Months Ended 12/31/2007
	(unaudited)
Net Interest Income	$33,569	$1,250	(1)	$34,819
Provision for losses on loans	998			998

Net interest income after provision for losses on loans	32,571	1,250		33,821

Non-interest income	17,519			17,519
Non-interest expense	40,874			40,874

Income before taxes	9,216	1,250		10,466
Income tax expense	1,746	425	(2)	2,171

Income	$7,470	$825		$8,295
Less: Preferred dividends	—	1,656	(3)	1,656

Income available to common stockholders	$7,470	$(831)		$6,639
Basic earnings per share available to common stockholders	$1.32	$(0.15)		$1.17
Diluted earnings per share available to common stockholders	$1.31	$(0.17)		$1.13
Weighted average shares outstanding
Basic	5,672			5,672
Diluted	5,696	174	(4)	5,870

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are initially used to purchase securities consisting of federal agency mortgage-backed securities yielding 5.00% based on market prices as of November 14, 2008. The actual impact to net interest income would be different as VIST expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business, growth in its fee-based businesses and to fund potential ongoing strategic acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate ($1,250,000) as well as accretion on discount on preferred stock upon issuance ($406,000). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding VIST's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled "Additional Terms of the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 367,000 shares of VIST common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $10.21 (based on the trailing 20 day VIST average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $10.21 was compared to VIST's quarterly average stock price during 2007 ($19.40).

 VIST Financial Corp.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds
(approximately $8.5 million)/Warrants (for 125,000 shares)
(In thousands, except per share data)

	Historical 9 Months Ended 9/30/2008	Adjustments		Pro forma 9 Months Ended 9/30/2008
	(unaudited)
Net Interest Income	$26,746	$319	(1)	$27,065
Provision for losses on loans	2,585			2,585

Net interest income after provision for losses on loans	24,161	319		24,480

Non-interest income	7,327			7,327
Non-interest expense	32,169			32,169

Income before taxes	(681)	319		(362)
Income tax expense	900	108	(2)	1,008

Income	$(1,581)	$211		$(1,370)
Less: Preferred dividends	—	422	(3)	422

Income available to common stockholders	$(1,581)	$(211)		$(1,792)
Basic earnings per share available to common stockholders	$(0.28)	$(0.04)		$(0.32)
Diluted earnings per share available to common stockholders	$(0.28)	$(0.04)		$(0.31	)(5)
Weighted average shares outstanding
Basic	5,687			5,672
Diluted	5,697	38	(4)	5,735

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are initially used to purchase securities consisting of federal agency mortgage-backed securities yielding 5.00% based on market prices as of November 14, 2008. The actual impact to net interest income would be different as VIST expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business, growth in its fee-based businesses and to fund potential ongoing strategic acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate ($318,750) as well as accretion on discount on preferred stock upon issuance ($103,250). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding VIST's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled "Additional Terms of the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 125,000 shares of VIST common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $10.21 (based on the trailing 20 day VIST average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $10.21 was compared to VIST's quarterly average stock price during 2008 through September 30, 2008 ($14.67).

(5)
The effects of securities or other contracts to issue common stock are excluded from the computation of diluted earnings per share in periods in which the effect would be anti-dilutive. For the nine months ended September 30, 2008, options to purchase shares were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted loss per common share.

VIST Financial Corp.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds
(approximately $25.0 million)/Warrants (for 367,000 shares)
(In thousands, except per share data)

	Historical 9 Months Ended 9/30/2008	Adjustments		Pro forma 9 Months Ended 9/30/2008
	(unaudited)
Net Interest Income	$26,746	$938	(1)	$27,684
Provision for losses on loans	2,585			2,585

Net interest income after provision for losses on loans	24,161	938		25,099

Non-interest income	7,327			7,327
Non-interest expense	32,169			32,169

Income before taxes	(681)	938		257
Income tax expense	900	319	(2)	1,219

Income	$(1,581)	$619		$(962)
Less: Preferred dividends	—	1,242	(3)	1,242

Income available to common stockholders	$(1,581)	$(623)		$(2,204)
Basic earnings per share available to common stockholders	$(0.28)	$(0.11)		$(0.39)
Diluted earnings per share available to common stockholders	$(0.28)	$(0.11)		$(0.38	)(5)
Weighted average shares outstanding
Basic	5,687			5,672
Diluted	5,697	112	(4)	5,809

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are initially used to purchase securities consisting of federal agency mortgage-backed securities yielding 5.00% based on market prices as of November 14, 2008. The actual impact to net interest income would be different as VIST expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business, growth in its fee-based businesses and to fund potential ongoing strategic acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate ($937,500) as well as accretion on discount on preferred stock upon issuance ($304,500). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding VIST's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled "Additional Terms of the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 367,000 shares of VIST common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $10.21 (based on the trailing 20 day VIST average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $10.21 was compared to VIST's quarterly average stock price during 2008 through September 30, 2008 ($14.67).

(5)
The effects of securities or other contracts to issue common stock are excluded from the computation of diluted earnings per share in periods in which the effect would be anti-dilutive. For the nine months ended September 30, 2008, options to purchase shares were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted loss per common share.

Potential Anti-Takeover Effect

        The Preferred Stock Amendment as proposed could adversely effect the ability of third parties to take over or change the control of VIST by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of VIST with another company.

        The ability of our Board of Directors to establish the rights of, and to cause VIST to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of VIST or to dilute the stock ownership of holders of common stock seeking to obtain control of VIST. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of VIST. Other than our possible participation in the Treasury's Capital Purchase Program, VIST has no present plans to issue any shares of preferred stock.

Proposed Amendment

        Therefore, in order to participate in the Treasury's Capital Purchase Program, we propose that the text of ARTICLE FIFTH of our articles of incorporation be deleted and replaced in its entirety with the following:

  5.
  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 21,000,000 shares, divided into two classes consisting of 20,000,000 shares of common stock, par value $5.00 per share ("Common Stock") and 1,000,000 shares of preferred stock, having such par value as the board of directors shall fix and determine ("Preferred Stock"). The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

Vote Required and Board of Director's Recommendation

        The affirmative vote of a majority of all votes cast, in person or by proxy, is required for approval of this proposal. Under Pennsylvania law, abstentions and broker non-votes, if any, will have no effect on determining whether the Proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the beneficial ownership of our common stock as of September 30, 2008, by each director and executive officer, and the directors and executive officers as a group. Unless otherwise indicated in a footnote, shares are not pledged as security.

Director and Executive Officer Stock Ownership

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding
James H. Burton	8,597	(2)	*
Patrick J. Callahan	7,225		*
Robert D. Carl, III	243,945	(9)
Robert D. Davis	58,796	(3)	*
Charles J. Hopkins	78,702		1.38%
Philip E. Hughes, Jr.	31,311	(4)	*
Andrew J. Kuzneski, III	122,069	(5)	2.14%
M. Domer Leibensperger	17,377		*
Frank C. Milewski	41,294	(6)	*
Michael J. O'Donoghue	11,824	(7)	*
Harry J. O'Neill, III	20,528		*
Brian R. Rich	42,686	(10)
Karen A. Rightmire	22,526		*
Alfred J. Weber	23,764		*
Edward C. Barrett	27,938		*
Jenette L. Eck	15,542	(8)	*
Terry F. Favilla	5,708		*
Christina S. McDonald	9,223		*
All directors and executive officers as a group (18 persons)	789,055		13.85%

*
Less than 1% of the outstanding shares of common stock.

(1)
The amounts include the following shares of common stock that the individual has the right to acquire on September 30, 2008 by exercising outstanding stock options:

James H. Burton	5,311	Harry J. O'Neill III	11,972
Patrick J. Callahan	4,702	Karen A. Rightmire	11,972
Robert D. Davis	55,125	Alfred J. Weber	11,972
Charles J. Hopkins	10,265	Edward C. Barrett	18,438
Philip E. Hughes, Jr	3,544	Jenette L. Eck	13,472
M. Domer Leibensperger	11,972	Terry F. Favilla	4,708
Frank C. Milewski	10,695	Christina S. McDonald	8,566
Michael J. O'Donoghue	4,702
All directors and officers as a group	187,416
(2)
all shares held joint with spouse

(3)
includes 3,575 shares held jointly with spouse.

(4)
includes 20,439 shares held jointly with spouse.

(5)
includes 121,550 shares held by Berkshire Securities Corporation.

(6)
includes 21,790 shares held jointly with spouse.

(7)
includes 349 shares held jointly with spouse, and 233 shares held by spouse.

(8)
includes 41 shares held jointly with spouse.

(9)
includes *5,770 shares held by Annelies Aemilia Currie Carl, a minor under the UGTMA of Georgia;

includes *5,770 shares held by James Robert Currie Carl, a minor under the UGTMA of Georgia;

includes *10,805 shares held by Patricia A. Donahue Trust FBO Annelies Aemilia Currie Carl;

includes *10,805 shares held by Patricia A. Donahue Trust FBO James Robert Currie Carl;

includes *1,764 shares held by Robert D. Carl, III ADT ATIP Trust;

includes *11,242 shares held by spouse.

*Mr. Carl disclaims beneficial ownership of these securities.

(10)
includes 2,384 shares held by B-D Mining;

includes 3,600 shares held by Morea Steam Heat Co.;

includes 7,160 shares held by Reading Anthrocite Company;

includes 6,886 shares held by Rich Benefits Group LLC;

includes 7,160 shares held by Schuylkill Energy Resources, Inc.;

includes 2,481 shares held by Schuylkill Reclamation Corp.;

includes 2,394 shares held by Waste Management & Processors, Inc.

 PROPOSAL NO. 2
ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING

        If at the Special Meeting the number of shares of VIST's common stock present or represented and voting in favor of the proposed amendment to the articles of incorporation is insufficient to approve Proposal No. 1, VIST's management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the articles of incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

        In this proposal, VIST is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If VIST's shareholders approve the adjournment, postponement or continuation proposal, VIST could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the articles of incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend VIST's articles of incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the articles of incorporation have been received, VIST could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the articles of incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the articles of incorporation.

        The adjournment, postponement or continuation proposal requires that holders of more of VIST's shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the articles of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

        The Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the articles of incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.
OTHER BUSINESS

FORWARD LOOKING STATEMENTS

        Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, which are made in good faith by VIST pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to VIST's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond VIST's control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause VIST's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which VIST conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of VIST and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for VIST's products and services; the success of VIST in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; and the success of VIST at managing the risks involved in the foregoing. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement, even if subsequently made available by us on our website or otherwise, and we undertake no obligation to update or revise the forward-looking statements, whether oral or written, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

        We caution you not to place undue reliance on any forward-looking statements made by us, or on our behalf in this Proxy Statement or in any of our filings with the Securities and Exchange Commission ("SEC") or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Where You Can Find More Information" below.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings that can be obtained through the SEC's internet website (http://www.sec.gov).

INFORMATION INCORPORATED BY REFERENCE

        In our filings with the SEC, we sometimes incorporate information by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. The following information is incorporated by reference in, and is being delivered to you with, this Proxy Statement:

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (without exhibits);

  •
  the following portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007:

  •
  Report of Beard Miller Company LLP, our independent registered public accounting firm;

  •
  Consolidated balance sheets at December 31, 2007 and 2006;

  •
  Consolidated statements of income for the years ended December 31, 2007, 2006 and 2005;

    •
    Consolidated statements of shareholders' equity for the years ended December 31, 2007, 2006 and 2005;

    •
    Consolidated statements of cash flows for the years ended December 31, 2007, 2006 and 2005;

    •
    Notes to consolidated financial statements; and

    •
    Management's discussion and analysis of financial condition and results of operations.

        We have supplied you with all information contained in or incorporated by reference in this document relating to VIST Financial Corp. Although we are sending you the information incorporated by reference into this Proxy Statement, you can also obtain any of this information the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information we have incorporated by reference in this document. You should direct your request in writing to the Corporate Secretary, VIST Financial Corp., 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610. The Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K are also available on VIST's home page on the Internet (http://www.vistfc.com). Click on "Investor Relations" and "Documents." In addition, representatives of Beard Miller Company LLP, our independent registered public accounting firm, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

        Management of VIST knows of no other business which will be presented for consideration at the Special Meeting, but should any other matters be brought before the Special Meeting it is intended that the persons named in the accompanying proxy will vote at their discretion.

BY ORDER OF THE BOARD OF DIRECTORS,

Jenette L. Eck, Secretary

November 24, 2008

VIST FINANCIAL CORP.

I/We hereby appoint Jenette L. Eck,  with full power to appoint her substitute, and hereby authorize her to represent and to vote, as designated on the reverse side, all the shares of common stock of VIST Financial Corp.  (“VIST”) held of record by me/us on November 7, 2008 at the Special Meeting of Shareholders to be held on December 17, 2008, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE AMENDMENT OF VIST’S ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000  SHARES OF PREFERRED STOCK, AND FOR GRANTING MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING EXCEPT THAT NO PROXY THAT IS SPECIFICALLY MARKED AGAINST THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION WILL BE VOTED IN FAVOR OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUATION PROPOSAL, UNLESS IT IS SPECIFICALLY MARKED FOR THE DISCRETIONARY AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING TO A LATER DATE. This proxy will be voted, in the discretion of the proxyholder, upon such other business as may properly come before the Special Meeting of Shareholders or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please vote and sign on the other side

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE FOLLOWING MATTERS AND PROPOSALS

MATTER NO. 1:

AMENDMENT OF VIST’S ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

FOR	AGAINST	ABSTAIN
☐	☐	☐

MATTER NO. 2:

GRANT MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned hereby acknowledges receipt of the Proxy Statement for the December 17, 2008 Special  Meeting, and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.

Dated , 2008
Signature

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE)

Signature if held jointly. Please sign exactly as your name appears on this proxy card.

☐            Please check this box if you plan to attend the Special Meeting.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
PROPOSAL NO. 1 AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK
VIST Financial Corp. Pro Forma Consolidated Balance Sheet Data and Capital Ratios (In thousands)
VIST Financial Corp. Pro Forma Condensed Consolidated Statements of Income Pro Forma Impact of Minimum Estimated Proceeds (approximately $8.5 million)/Warrants (for 125,000 shares) (In thousands, except per share data)
VIST Financial Corp. Pro Forma Condensed Consolidated Statements of Income Pro Forma Impact of Maximum Estimated Proceeds (approximately $25.0 million)/Warrants (for 367,000 shares) (In thousands, except per share data)
VIST Financial Corp. Pro Forma Condensed Consolidated Statements of Income Pro Forma Impact of Minimum Estimated Proceeds (approximately $8.5 million)/Warrants (for 125,000 shares) (In thousands, except per share data)
VIST Financial Corp. Pro Forma Condensed Consolidated Statements of Income Pro Forma Impact of Maximum Estimated Proceeds (approximately $25.0 million)/Warrants (for 367,000 shares) (In thousands, except per share data)
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Director and Executive Officer Stock Ownership
PROPOSAL NO. 2 ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING
WHERE YOU CAN FIND MORE INFORMATION